EXHIBIT 5

GARY P. KREIDER
DIRECT DIAL: (513) 579-6411
FACSIMILE: (513) 579-6956
E-MAIL: GKREIDER@KMKLAWCOM

May 15, 2001

Meritage Hospitality Group Inc.
1971 Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525

Ladies and Gentlemen:

     This firm is general counsel to Meritage Hospitality Group Inc. and as such, we are familiar with the Company’s Articles of Incorporation, Bylaws and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company’s 2001 Directors’ Share Option Plan which calls for the issuance of shares of Common Stock to directors of the Company. Based solely upon such examination, we are of the opinion that:

      1.       The Company is a duly organized and validly existing corporation under the laws of the State of Michigan; and

     2.      The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 120,000 shares of Common Stock pursuant to the 2001 Directors’ Share Option Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, KEATING, MUETHING & KLEKAMP, P.L.L. By: /s/ Gary P. Kreider Gary P. Kreider